STOCK PURCHASE AGREEMENT

This Agreement is entered into as of the 31st day of December, 2014, by and between ISA Financial Services, Inc., a Minnesota corporation (“Buyer”), and Doubletree Ranch Limited Partnership, an Alaska limited partnership, (“Seller”).

RECITALS

A.

Seller is the owner of all of the issued and outstanding shares of capital stock of National Acceptance Corporation, a Minnesota corporation (the “Company”).

B.

Buyer desires to purchase all of the shares of capital stock of the Company owned by Seller (the “Shares”) on the terms and conditions set forth in this agreement and Seller is willing to sell the Shares to Buyer upon such terms and conditions.

AGREEMENT

Seller and Buyer hereby agree as follows:

ARTICLE I

1.1

Purchase and Sale of the Shares.  Seller agrees to sell, assign, transfer and convey the Shares to Buyer, and Buyer agrees to purchase the Shares from Seller on the terms set forth below.

ARTICLE II

2.1

Purchase Price.  The total purchase price to be paid by Buyer to Seller for the Shares shall be $4.5 Million, paid in the form of 4,500,000 shares of preferred stock shares, par value $1.00 per share, of Buyer (with terms and preferences to be agreed upon by Buyer and Seller on or before the Closing), which shall be issued and paid to the Seller on the basis of $1.00 for each of the shares of preferred stock.

The total purchase price shall be paid to Seller on the Closing Date of December 31, 2014, or as soon thereafter after all conditions of the sale herein have been consummated and completed.

ARTICLE III

3.1

Representations and Warranties of Seller.  As a material inducement to Buyer to enter into this agreement and with the understanding that Buyer will be relying thereon in consummating the purchase contemplated hereunder, Seller hereby represents and warrants as set forth below, subject to any exceptions contained in a schedule hereto.

3.2

Organization and Standing.  Seller is a limited partnership and Company is a corporation, duly organized, validly existing and in good standing under the laws of the States of Alaska and Minnesota, respectively, and each has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

3.3

Subsidiaries, etc.  The Company does not own an equity interest in any other corporation, partnership, joint venture or other enterprise of any form or nature.

3.4

Qualification.  The Company is duly qualified to engage in business as a Minnesota corporation in Minnesota and there is no other jurisdiction wherein the character of the properties owned by the Company or the nature of the activities conducted by the Company makes necessary any other qualification, licensing or domestication of the Company as a Minnesota corporation.

3.5

Financial Statements.  The financial statements of the Company provided to Buyer:  (i) are in accordance with the books and records of the Company, (ii) present fairly and accurately the financial condition of the Company as of the dates of said balance sheets in accordance with generally accepted accounting principles (“GAAP”), (iii) present fairly and accurately the results of operations for the periods covered by said statements in accordance with GAAP, and (iv) have been prepared in accordance with GAAP applied on a consistent basis.  There have been no material adverse changes in the business of Company since the date of such financial statements.

3.6

Capitalization.  The authorized capital stock of the Company (National Acceptance) consists of 10,000 shares of $1.00 par value common stock, of which 2,000 shares are issued and outstanding.  No shares of the Company’s capital stock are currently being held as treasury stock.  All of the issued and outstanding 2,000 shares of the Company’s capital stock have been validly issued and are fully paid and nonassessable.  There are no outstanding subscriptions, options, warrants, contracts, calls, commitments or other purchase rights of any nature or character relating to the Company’s authorized but unissued stock.

3.7

Share Ownership.  The Seller (Doubletree Ranch) is the owner of the number of shares of the Company’s capital stock listed below, which shares will be sold to Buyer free and clear of any claims, liens and encumbrances or other restrictions which would in any way impair such Seller’s right to effectively sell or transfer such shares to Buyer:

Doubletree Ranch Limited Partnership

2,000 shares

3.8

No Defaults.  Each of the leases, contracts, agreements and insurance policies to which Company is a party are in full force and effect as of the date hereof with no material defaults existing thereunder.

3.9

Taxes.  The Company has filed all income, excise, corporate franchise, property, payroll, unemployment, and other tax returns or reports required to be filed by it, as of the date hereof, by the United States of America and any state or other political subdivision hereof and has paid all taxes or assessments relating to the time periods covered by such returns or reports.  There are no present disputes as to taxes of any nature payable by the Company.

3.10

No Action, Proceeding, etc.  There is no action or proceeding (whether or not purportedly on behalf of the Company) pending or threatened against the Company, nor does there exist any basis therefor, which might result in any material adverse change in the condition, financial or otherwise, of the Company’s business or assets.  No order, writ or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any material adverse change in the Company’s assets or properties or in the financial condition of the Company or its business.  The Company is not liable for damages to any employee or former employee as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee.

3.11

No Breaches, etc.  The Company is not in violation of, and the execution, delivery and performance of this agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Company is a party or by which its assets are bound, nor will they violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Company is, was or may be bound or to which any of its assets are subject.

3.12

Condition of the Company’s Assets.  All of the Company’s assets are currently in good and usable condition and there are no defects or other conditions adversely affecting the operation or values of such assets.

3.13

No Liens or Encumbrances.  The Company has good and marketable title to all of the property and assets, tangible and intangible, employed in the operation of its business, free of any mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever.

3.14

Obligations and Liabilities.  The Company is not subject to any material indebtedness, claim, obligation, responsibility or liability of any kind or nature whatsoever, absolute or contingent, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, or otherwise, except as described in this agreement or as disclosed in the Company financial statements.

3.15

Performance of Obligations.  The Company has in all respects performed all material obligations required to be performed by it to date and, the Company is not in default in any respect under any material contract, agreement, lease or other instrument to which it is a party or by which it is bound.

3.16

Minute Books and Stock Registers.  The minute books of the Company contain true originals or copies of all minutes of meetings of and actions taken by the stockholders, the board of directors and all committees of the board of the directors of the Company since its incorporation.  The stock books of the Company provided to Buyer contain an accurate record of the issuance, transfer and owners of all issued and outstanding shares of the Company since its incorporation.

3.17

Major Transactions.  The Company has not merged or consolidated with or into or acquired any other corporation, or sold or otherwise disposed of any of its assets except for the sale or disposition of used assets in the ordinary course of business.  There has been no sale or disposition of any asset within the past two years to Seller or to any person or entity affiliated with, related to, or controlled by Seller.

ARTICLE IV

4.1

Conduct of Business.  From the Date hereof through the Closing Date, unless and until Buyer otherwise consents in writing, Seller will cause the Company to conduct its business diligently in substantially the same manner as heretofore conducted.

4.2

Access to Books and Records, Premises, etc.  From the date of this agreement through the Closing Date, Seller shall cause the Company to grant Buyer and its authorized representatives access to the books and records, premises, employees and customers of the Company during reasonable business hours for purposes of enabling Buyer to fully investigate the business of the Company.

Any such information will be treated as confidential and Buyer will take steps necessary to see to it that the information gained by it is restricted to those of its employees that need to have the information in order to carry out the transactions contemplated by this agreement.  In the event that the sale is not completed, Buyer will return to the Company any documents acquired by it from the Company or any Seller, together with all copies thereof.

4.3

Shareholder Loans and Receivables.  All amounts owing to the Company by the Seller, and all amounts owing to the Seller by the Company, shall be offset against each other as of the Closing Date, and the excess payable (or receivable) shall be released and discharged as of that Date, but the amount of Seller’s debt to the Company released and discharged shall not exceed $100,000.00.

ARTICLE V

5.1

Representations and Warranties of Buyer.  As a material inducement to Seller to enter into this agreement and to consummate the purchase and sale contemplated hereunder, Buyer hereby represents and warrants as follows:

5.2

Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to enter into this agreement and to consummate the transactions contemplated by this agreement.

5.3

Financial Statements.  The financial statements of the Buyer provided to Seller:  (i) are in accordance with the books and records of the Buyer, (ii) present fairly and accurately the financial condition of the Buyer as of the dates of said balance sheets in accordance with generally accepted accounting principles (“GAAP”), (iii) present fairly and accurately the results of operations for the periods covered by said statements in accordance with GAAP, and (iv) have been prepared in accordance with GAAP applied on a consistent basis.  There have been no material adverse changes in the business of Buyer since the date of such financial statements.

5.4

Capitalization.  The current authorized capital stock of Buyer consists of 300,000,000 shares of $0.0001 par value common stock, of which 15,182,951 shares are issued and outstanding.  No shares of Buyer’s capital stock are currently being held as treasury stock.  All of the issued and outstanding shares of Buyer’s capital stock have been validly issued and are fully paid and nonassessable, and Buyer shall amend its Articles of Incorporation to create the preferred shares required under Section 2.1 no later than the Closing.  There are no outstanding subscriptions, options, warrants, contracts, calls, commitments or other purchase rights of any nature or character relating to the Buyer’s authorized but unissued stock.

5.5

No Defaults.  Each of the leases, contracts, agreements and insurance policies to which Buyer is a party are in full force and effect as of the date hereof with no material defaults existing thereunder.

5.6

Taxes.  Buyer has filed all income, excise, corporate franchise, property, payroll, unemployment, and other tax returns or reports required to be filed by it, as of the date hereof, by the United States of America and any state or other political subdivision hereof and has paid all taxes or assessments relating to the time periods covered by such returns or reports.  There are no present disputes as to taxes of any nature payable by Buyer.

5.7

No Action, Proceeding, etc.  There is no action or proceeding (whether or not purportedly on behalf of Buyer) pending or threatened against Buyer, nor does there exist any basis therefor, which might result in any material adverse change in the condition, financial or otherwise, of Buyer’s business or assets.  No order, writ or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any material adverse change in Buyer’s assets or properties or in the financial condition of Buyer or its business.  Buyer is not liable for damages to any employee or former employee as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee.\

5.8

No Breaches, etc.  Buyer is not in violation of, and the execution, delivery and performance of this agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which Buyer is a party or by which its assets are bound, nor will they violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which Buyer is, was or may be bound or to which any of its assets are subject.

5.9

Condition of the Buyer’s Assets.  All of the Buyer’s assets are currently in good and usable condition and there are no defects or other conditions adversely affecting the operation or values of such assets.

5.10

No Liens or Encumbrances.  Buyer has good and marketable title to all of the property and assets, tangible and intangible, employed in the operation of its business, free of any mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever.

5.11

Obligations and Liabilities.  Buyer is not subject to any material indebtedness, claim, obligation, responsibility or liability of any kind or nature whatsoever, absolute or contingent, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, or otherwise, except as described in this agreement or as disclosed in the Buyer financial statements.

5.12

Performance of Obligations.  Buyer has in all respects performed all material obligations required to be performed by it to date and, Buyer is not in default in any respect under any material contract, agreement, lease or other instrument to which it is a party or by which it is bound.

5.13

Major Transactions.  Buyer has not merged or consolidated with or into or acquired any other corporation, or sold or otherwise disposed of any of its assets except for the sale or disposition of used assets in the ordinary course of business.  There has been no sale or disposition of any asset within the past two years to Seller or to any person or entity affiliated with, related to, or controlled by Seller.

5.14

Corporate Authorization.  The execution, delivery and performance of this agreement by Buyer have been duly authorized by proper corporate action of Buyer and are within its corporate powers.  This agreement constitutes the legal, valid and binding obligations of Buyer and is enforceable against Buyer in accordance with its terms.  The preferred shares of Buyer received by Seller will be duly authorized, validly issued and non-assessable share of Buyer’s preferred stock.

5.15

Default.  The execution and delivery of this agreement and compliance with the terms hereof by Buyer will not conflict with, or result in the breach of, the terms, conditions or provisions of, or constitute a default under, or result in the creation of any liabilities upon any of the assets or properties of Buyer pursuant to any corporate charter, bylaw, indenture, mortgage, lease, agreement or other instrument to which Buyer is a party or by which it is bound.

5.16

Changes in Capital.  Buyer shall not without the prior written consent of Seller before the Closing Date:  (i) make any change in its Articles of Incorporation; (ii) issue or agree to issue any additional shares of its common or preferred stock or other securities except for fair value in an arms-length transaction; (iii) sell, exchange or otherwise dispose of any of its properties, assets or rights, except in the ordinary course of business; or (iv) declare or pay any dividends on its common or preferred stock or authorize or make any distribution upon or with respect to its common or preferred stock or purchase any shares of its common or preferred stock or other securities.

5.17

Taxes.  The Buyer has filed all income, excise, corporate franchise, property, payroll, unemployment, and other tax returns or reports required to be filed by it, as of the date hereof, by the United States of America and any state or other political subdivision hereof and has paid all taxes or assessments relating to the time periods covered by such returns or reports.  There are no present disputes as to taxes of any nature payable by the Buyer.

ARTICLE VI

6.1

General Closing Procedure.  At the Closing each party shall deliver such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other parties.

6.2

Time and Place of Closing.  The Closing shall take place in the offices of Buyer’s counsel, Best & Flanagan LLP, Minneapolis, Minnesota, at 3 o’clock, P.M., on December 31, 2014, or at such other time and place as shall be mutually acceptable to Buyer and Seller when all conditions to Closing have been satisfied (the “Closing Date”).

6.3

Conditions to Obligation of Buyer.  The obligation of Buyer to complete the purchase of the Shares on the Closing Date in accordance with the terms set forth in this agreement is subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

(a)

Accuracy of Representations and Warranties.  The representations and warranties made by Seller in this agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

(b)

Compliance with Covenants.  All covenants which Seller are required to perform or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects.

(c)

Approval of Actions, Etc.  All actions, proceedings, instruments and documents required to carry out this agreement by Buyer, or incidental thereto, and all other related legal matters shall have been approved by Seller.

(d)

Delivery of Closing Documents.  Seller shall have delivered to Buyer each of the closing items listed in Section 6, and such items shall be satisfactory in form to Buyer.

(e)

No Litigation.  No action, suit or proceeding before any court or governmental body or authority, pertaining to the transactions contemplated by this agreement, shall have been instituted or threatened on or before the Closing Date.

(f)

Tax and Legal Matters.  All tax and legal matters arising out of the transactions contemplated hereby, including, but not limited to, the tax treatment of all parties hereto, and the legal and regulatory impact of the transactions on all parties hereto, have been resolved to the satisfaction of all parties, upon the advice of tax and legal advisors.  Consent under this subsection shall not be unreasonably withheld.

6.4

Conditions to Obligation of Seller.  The obligation of Seller hereunder to complete the sale of the Shares on the Closing Date on the terms set forth in this agreement is, at the option of either of the Seller, subject to the satisfaction (or waiver by all of the Seller) of each of the following conditions:

(a)

Accuracy of Representations and Warranties.  The representations and warranties made by Buyer in this agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

(b)

Delivery of Closing Documents.  Buyer shall have delivered to Seller each of the closing items listed in Section 6, and such items shall be satisfactory in form to Seller.

(c)

Approval of Actions, Etc.  All actions, proceedings, instruments and documents required to carry out this agreement by Buyer, or incidental thereto, and all other related legal matters shall have been approved by Seller.

(d)

Tax and Legal Matters.  All tax and legal matters arising out of the transactions contemplated hereby, including, but not limited to, the tax treatment of all parties hereto, and the legal and regulatory impact of the transactions on all parties hereto, have been resolved to the satisfaction of all parties, upon the advice of tax and legal advisors.  Consent under this subsection shall not be unreasonably withheld.

6.5

Specific Items to be Delivered at the Closing.  The parties shall deliver the following items to the appropriate party at the closing of the transactions contemplated by this agreement:

(a)

To be delivered by Buyer:

(i)

Share certificates for the number of shares for Seller as determined in accordance with Section 2.1 hereof;

(ii)

Certified copy of corporate resolutions authorizing the execution of this agreement and the consummation by Buyer of the transactions contemplated by this agreement;

(iii)

A mutually acceptable Employment Agreement for Charles J. Newman

(b)

To be delivered by Seller:

(i)

Stock certificates representing all of the issued and outstanding shares of capital stock of the Company, which stock certificates shall be endorsed in blank;

(ii)

Stock record books, minute books, corporate seals and all other books and records of the Company;

                                                     ARTICLE VII

7.1

Survival.  The respective representations and warranties of Seller and Buyer contained herein or in any certificate or instrument delivered by or on behalf of such party pursuant to this Agreement shall survive the Closing for a period of three years and thereafter shall expire and terminate except as to claims, notice of which has been given on or before such termination date.

ARTICLE VIII

8.1

Indemnification.  The covenants, representations and warranties contained in this agreement shall survive the closing.  Subject to the limitations set forth in Section 8.2, Seller hereby agrees to indemnify Buyer with respect to, and hold Buyer harmless from, and Buyer hereby indemnifies Seller and holds Seller harmless from, any out-of-pocket loss, cost, liability or expense (including, but not limited to, reasonable legal fees) which the indemnified party may incur or suffer by reason of, or which results, arises out of, or is based upon the inaccuracy of any representation or warranty made by the indemnifying party in this agreement or the failure of by the indemnifying party to comply with any of their covenants under this agreement.  If any damages as defined in this section shall result in any tax saving or other monetary benefit, the amount of such damages shall be reduced to reflect such benefit.

8.2

Conditions of Indemnification.  The obligation under Section 8.1 to indemnify and hold harmless from any loss, cost, liability or expense described in Section 8.1 shall only become operative after, and to the extent that, the total amount of all claims for indemnification hereunder exceeds the sum of $50,000.

A party shall have no duty to indemnify the indemnified party with respect to any loss, liability or expense including contingent liabilities, unless the indemnified party or the Company has notified the indemnifying party in writing of such liability or claimed liability on or prior to December 31, 2017.

8.3

Indemnification Claims Procedure.  In case any claim is made by a third party as to which the indemnified party may be entitled to seek indemnity from the indemnifying party under this Article VIII, the indemnified party shall give the indemnifying party timely notice of such claim and the opportunity to defend or compromise such claim.  Such notice shall be given to the indemnifying party in writing and shall describe the claim or claims involved and the indemnifying party shall have seven days to elect in writing whether or not to assume the defense of such claim.  If the indemnifying party elects to defend such claim, the indemnifying party may use such counsel as they designate and the indemnified party shall have no duty to participate in such defense other than to make the services of their directors, officers and employees available to the indemnifying party for the purpose of supplying information and testimony, and the indemnifying party shall reimburse the indemnified party for out-of-pocket expenses incurred by them.  Where the indemnifying party has elected to defend such claim, the indemnifying party shall pay in full the amount of any settlement or judgment payable by the indemnified party, and the indemnified party may require the indemnifying party to deposit in escrow the amount of any proposed settlement as a condition of their consent to such settlement.  The indemnifying party shall pay all fees and costs of counsel selected by them for the defense of any such claims.  Any recovery obtained on any counterclaims, cross-claims, third party claims or other rights over asserted by the indemnifying party in connection with any such claim shall inure to the benefit of the indemnified party, except as to an appropriate portion of the fees and expenses of the indemnifying party’s counsel reasonably incurred in connection with such counterclaim, cross-claim, third party claim or other right over.

8.4

Scope of Rights and Remedies.  The rights of indemnification under this agreement shall be the exclusive method for recovery of any monetary loss and shall preclude any other recovery by a party seeking indemnification on the grounds of breach of warranty or misrepresentation.

ARTICLE IX

9.1

Investment Representations.  Seller and Buyer are each an “Accredited Investor” under SEC Rule 501 and are each acquiring the stock of Buyer and the Company, respectively, for investment purposes only and not for the purpose of distribution or resale.  Seller and Buyer acknowledge that the securities are “restricted securities” within the meaning of Rule 144 of the Securities Act of 1933 and may not be sold or otherwise disposed of except in accordance with the requirements of such Rule and such Act.

Seller and Buyer further acknowledge that the stock certificates will have stop transfer orders placed against them and that the following legend will be stamped on the certificate:

The shares evidenced by this certificate have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be sold, transferred, pledged, hypothecated or otherwise disposed of except pursuant to (1) registration in compliance with said Act and such state laws, or (2) an opinion of counsel for the Company to the effect that such registration is not required.

In accordance with such legend, the securities will not be able to be sold absent a registration statement under federal and state laws relating to a proposed offering of the securities or an opinion by counsel for the issuer thereof to the effect that the proposed disposition is entitled to one or more exemptions from registration under state or federal laws.

ARTICLE X

10.1

Binding Effect and Governing Law.  This agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors and assigns and shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Delaware.

10.2

Notices.  All notices, consents, requests, instructions or other communications provided for herein shall be deemed validly given, made and served in writing and delivered personally or sent by certified or registered mail, postage prepaid, and, pending the designation of another address, addressed as follows:

If to Seller:

Doubletree Ranch LP

PO Box 25610

Scottsdale, AZ STL55-0110

with a copy to:

Best & Flanagan

If to Buyer:

ISA Financial Services, Inc.

2564 North Rice Street

St. Paul, MN 55113

with a copy to:

Bernard L. Brodkorb, President

10.3

Entire Agreement and Counterparts.  This agreement and any schedules delivered pursuant to the provisions hereof, set forth the entire agreement between Seller and Buyer, superseding in all respects any and all prior oral or written agreements or understandings between them pertaining to the transactions contemplated by this agreement.  This agreement shall be amended or modified only by written instrument signed by Seller and Buyer.  This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement.

10.4

Headings.  Section and article headings used in this agreement have no legal significance and are used solely for convenience of reference.

10.5

Expenses, Taxes.  Except to the extent otherwise provided in this agreement, each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this agreement.

IN WITNESS WHEREOF, Seller and Buyer have caused this agreement to be executed by their duly authorized representatives as of the day and year first written above.

ISA Financial Services, Inc.

By:  _________________________________

Its:  _________________________________

(Buyer)

Doubletree Ranch Limited Partnership

By:  ___________________________________

Its:   General Partner

(Seller)

021683/314001/1951695_3